EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Announces Fiscal 2018 Second Quarter Results

--Strong Comps Drive Second Quarter Results--
--Reports Second Quarter GAAP EPS of $1.61; Adjusted EPS of $1.83 at Top End of Guidance Range--
--Reiterates Full-Year Sales and Adjusted EPS Guidance--
--Full Year GAAP EPS Expected in a Range of $4.13 and $4.33 vs $3.87 LY--
--Full Year Adjusted EPS Expected in a Range of $4.45 and $4.65 vs $3.66 LY--

ATLANTA, Sept. 12, 2018 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2018 second quarter ended August 4, 2018.  Consolidated net sales increased to $302.6 million compared to $284.7 million in the second quarter of fiscal 2017, which ended July 29, 2017. Earnings on a GAAP basis were $1.61 per share in the second quarter of fiscal 2018 compared to $1.36 in the same period of the prior year.  On an adjusted basis, earnings were $1.83 per share in the second quarter of fiscal 2018 compared to $1.44 in the second quarter of fiscal 2017.

In the second quarter of fiscal 2018, the Company incurred $3.7 million, or $0.19 per share, of charges related to the restructuring and downsizing of Tommy Bahama’s operations in Japan, which included the forthcoming closure of the Tommy Bahama Ginza flagship retail-restaurant location. These charges were included in the GAAP results and excluded from the adjusted results. After fiscal 2018, the Company expects only a negligible impact to its profitability from the Tommy Bahama Asia-Pacific operations.

Thomas C. Chubb III, Chairman and CEO, commented, “We continued to execute well against our plans for fiscal 2018.  Our powerful portfolio of brands, Tommy Bahama, Lilly Pulitzer and Southern Tide, delivered strong comparable store sales growth in the second quarter, with a consolidated comp increase of 7%.  Importantly, these brands also delivered strong gross margin expansion, each growing over 100 basis points.”

Mr. Chubb concluded, “We continue to invest in our business to ensure that we reach and delight our customers by having both a strong digital and strong physical presence that are woven together to provide a seamless omnichannel experience.  We are achieving this by executing our multi-year IT infrastructure projects, continuing to open beautiful stores and restaurants in iconic locations and supporting all our channels with increased investments in marketing.  With the talented teams we have in place and our strong lineup of authentic brands, we are well positioned to achieve our near-term financial, operational and strategic objectives while continuing to invest in driving long-term growth and increased profitability.”

Consolidated Operating Results

Consolidated net sales in the second quarter of fiscal 2018 increased 6% to $302.6 million, with increases in each operating group.  Increased sales in the Company’s direct to consumer business included a strong comparable store sales increase of 7% and the incremental sales associated with additional stores at Lilly Pulitzer.

Gross profit in the second quarter increased to $179.3 million compared to $166.0 million in the same period of the prior year, reflecting higher sales and higher gross margin. Gross margin in the second quarter of fiscal 2018 grew to 59.2% compared to 58.3% in the second quarter of fiscal 2017.  Adjusted gross margin in the second quarter of fiscal 2018 expanded 60 basis points to 59.4% from 58.8% in the same period of the prior year.

In the second quarter of fiscal 2018, SG&A as a percentage of net sales was 48.4% or $146.3 million compared to 46.7% or $132.9 million in the prior year’s second quarter.  On an adjusted basis, SG&A as a percentage of net sales was 47.1% or $142.6 million compared to 46.5% or $132.5 million in the prior year’s second quarter.  The increase in GAAP SG&A was primarily due to an incremental $5.0 million investment in advertising, $3.2 million of SG&A charges associated with the downsizing and restructuring of Tommy Bahama’s operations in Japan and the cost of operating additional Lilly Pulitzer stores.

For the second quarter of fiscal 2018, royalties and other operating income were $3.6 million compared to $3.3 million in the second quarter of fiscal 2017.

Operating income in the second quarter of fiscal 2018 was $36.5 million compared to $36.4 million in the same period of the prior year. On an adjusted basis, operating income was $40.6 million compared to $38.4 million in the second quarter of fiscal 2017.

Interest expense for the second quarter of fiscal 2018 was $0.6 million compared to $0.7 million in the second quarter of fiscal 2017.

The effective tax rate in the second quarter of fiscal 2018 was 24.3% compared to 36.4% in the same period of the prior year, primarily reflecting the impact of U.S. tax reform.

Balance Sheet and Liquidity

Inventory increased to $124 million at August 4, 2018 from $120 million at the end of the second quarter of fiscal 2017.  The increase was primarily due to planned increases in direct to consumer sales in the second half of fiscal 2018.

As of August 4, 2018, the Company had $25 million of borrowings outstanding under its $325 million revolving credit agreement compared to $38 million at the end of the second quarter of fiscal 2017, with the decrease attributable to strong cash flow from operations.  The Company ended the quarter with $228 million of unused availability under its credit agreement.

Outlook for Third Quarter and Fiscal Year 2018

For the third quarter of fiscal 2018, ending on November 3, 2018, the Company expects year over year increases in direct to consumer sales and reductions in wholesale sales. Net sales are expected to be in a range from $235 million to $245 million compared to net sales of $236.0 million in the third quarter of fiscal 2017. Earnings per share on a GAAP basis are expected to be in a range of $0.07 to $0.17 in the third quarter.  On an adjusted basis, earnings per share for the third quarter of fiscal 2018 are expected to be in a range of $0.10 to $0.20. This compares with third quarter fiscal 2017 earnings per share of $0.06 and adjusted earnings per share of $0.17.

The Company’s third quarter remains its smallest sales and earnings quarter due to the seasonality of its Tommy Bahama and Lilly Pulitzer direct to consumer operations. Lanier Apparel had a very strong third quarter in fiscal 2017.  This year, Lanier Apparel has had some major programs shift from the third quarter into the fourth quarter putting some downward pressure on the Company’s third quarter results.

The Company has affirmed its net sales and adjusted earnings outlook for the full 2018 fiscal year and has revised its GAAP earnings outlook due to the net impact of the Tommy Bahama Japan restructuring charge and the LIFO accounting credit recognized in the second quarter. GAAP earnings per share are now expected to be between $4.13 and $4.33. Adjusted earnings per share are expected to be between $4.45 and $4.65. This compares to earnings on a GAAP basis of $3.87 per share and, on an adjusted basis, $3.66 per share in fiscal 2017. The Company expects net sales to grow to between $1.125 billion and $1.145 billion as compared to fiscal 2017 net sales of $1.086 billion.

The Company’s interest expense is expected to be less than $3 million and its effective tax rate for fiscal 2018 is expected to be approximately 26%.

Capital expenditures in fiscal 2018, including $22 million in the first half of fiscal 2018, are expected to be approximately $50 million, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel and relocate existing retail stores.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.34 per share payable on November 2, 2018 to shareholders of record as of the close of business on October 19, 2018. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 26, 2018 by dialing (412) 317-6671 access code 5577087.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Fiscal 2017, which ended February 3, 2018, was a 53-week year with the extra week included in the fourth quarter.  Fiscal 2018, which ends February 2, 2019 is a 52-week year.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because fiscal 2017 had 53 weeks, each fiscal week in fiscal 2018 starts and ends one calendar week later than in fiscal 2017. To provide a more accurate assessment of the Company’s fiscal 2018 comparable store productivity, the Company presents fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the fiscal 2018 period to the comparable calendar period in the preceding year. Thus, comparable store sales for the second quarter of fiscal 2018 compare sales in the 13-week period ended August 4, 2018 to the 13-week period ended August 5, 2017.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; changes in international, federal or state tax, trade and other laws and regulations; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities, including our ability to timely recognize our expected synergies from any acquisitions we pursue; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate, including the impact of the recently enacted U.S. Tax Reform. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 3, 2018 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 4, 2018	July 29, 2017
ASSETS
Current Assets
Cash and cash equivalents	$7,054	$5,983
Receivables, net	69,724	59,264
Inventories, net	123,924	119,620
Prepaid expenses and other current assets	29,393	19,626
Total Current Assets	$230,095	$204,493
Property and equipment, net	195,378	193,668
Intangible assets, net	177,418	174,262
Goodwill	66,581	60,059
Other non-current assets, net	23,918	24,265
Total Assets	$693,390	$656,747

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$51,487	$60,332
Accrued compensation	21,606	25,403
Other accrued expenses and liabilities	37,828	32,757
Liabilities related to discontinued operations	—	3,425
Total Current Liabilities	$110,921	$121,917
Long-term debt	24,936	37,601
Other non-current liabilities	74,649	70,836
Deferred taxes	15,752	15,520
Liabilities related to discontinued operations	—	1,507
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,951	16,827
Additional paid-in capital	138,613	132,668
Retained earnings	316,507	264,282
Accumulated other comprehensive loss	(4,939)	(4,411)
Total Shareholders’ Equity	$467,132	$409,366
Total Liabilities and Shareholders’ Equity	$693,390	$656,747

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	First Half Fiscal 2018	First Half Fiscal 2017
Net sales	$302,641	$284,709	$575,269	$557,072
Cost of goods sold	123,344	118,740	231,826	231,693
Gross profit	$179,297	$165,969	$343,443	$325,379
SG&A	146,340	132,911	286,060	266,102
Royalties and other operating income	3,556	3,344	7,503	7,084
Operating income	$36,513	$36,402	$64,886	$66,361
Interest expense, net	602	742	1,383	1,672
Earnings before income taxes	$35,911	$35,660	$63,503	$64,689
Income taxes	8,727	12,971	15,752	24,803
Net earnings	$27,184	$22,689	$47,751	$39,886

Net earnings per share:
Basic	$1.63	$1.37	$2.87	$2.41
Diluted	$1.61	$1.36	$2.84	$2.39

Weighted average shares outstanding:
Basic	16,683	16,605	16,661	16,577
Diluted	16,840	16,700	16,804	16,698

Dividends declared per share	$0.34	$0.27	$0.68	$0.54

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half Fiscal 2018	First Half Fiscal 2017
Cash Flows From Operating Activities:
Net earnings	$47,751	$39,886
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	20,224	19,486
Amortization of intangible assets	1,373	1,082
Equity compensation expense	3,598	3,075
Amortization of deferred financing costs	212	211
Deferred income taxes	330	1,942
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(2,460)	(1,336)
Inventories, net	19	23,731
Prepaid expenses and other current assets	8,494	5,298
Current liabilities	(23,366)	(9,955)
Other non-current assets, net	606	22
Other non-current liabilities	751	(307)
Cash provided by operating activities	$57,532	$83,135
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(302)	(614)
Purchases of property and equipment	(22,349)	(18,527)
Cash used in investing activities	$(22,651)	$(19,141)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(165,928)	(163,703)
Proceeds from revolving credit arrangements	145,055	109,794
Proceeds from issuance of common stock	814	713
Repurchase of equity awards for employee tax withholding liabilities	(2,351)	(2,206)
Cash dividends declared and paid	(11,522)	(9,096)
Cash used in financing activities	$(33,932)	$(64,498)
Net change in cash and cash equivalents	$949	$(504)
Effect of foreign currency translation on cash and cash equivalents	(238)	155
Cash and cash equivalents at the beginning of year	6,343	6,332
Cash and cash equivalents at the end of the period	$7,054	$5,983
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,211	$1,543
Cash paid for income taxes	$11,839	$18,128

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	% Change		First Half Fiscal 2018	First Half Fiscal 2017	% Change
Tommy Bahama
Net sales	$192.7	$187.6	2.7%		$359.9	$360.1	(0.1	) %
Gross profit	$116.0	$110.0	5.4%		$220.2	$215.1	2.4%
Gross margin	60.2%	58.6%			61.2%	59.8%
Operating income	$20.6	$21.9	(5.9	) %	$34.9	$38.0	(8.0	) %
Operating margin	10.7%	11.7%			9.7%	10.5%
Lilly Pulitzer
Net sales	$71.6	$69.5	3.1%		$140.3	$132.8	5.6%
Gross profit	$49.1	$46.6	5.3%		$94.6	$88.8	6.6%
Gross margin	68.5%	67.1%			67.4%	66.8%
Operating income	$18.4	$21.0	(12.2	) %	$34.2	$38.7	(11.4	) %
Operating margin	25.7%	30.2%			24.4%	29.1%
Lanier Apparel
Net sales	$23.9	$17.8	33.7%		$43.8	$41.2	6.2%
Gross profit	$6.3	$6.2	3.2%		$12.3	$13.2	(6.5	) %
Gross margin	26.6%	34.5%			28.1%	31.9%
Operating income	$0.8	$0.2	323.1%		$1.2	$1.1	12.7%
Operating margin	3.5%	1.1%			2.7%	2.6%
Southern Tide
Net sales	$11.8	$9.4	25.4%		$25.2	$22.0	14.6%
Gross profit	$6.1	$4.5	36.4%		$12.8	$11.0	17.0%
Gross margin	51.8%	47.6%			50.8%	49.8%
Operating income	$1.4	0.6	120.2%		$3.9	$2.7	42.1%
Operating margin	12.1%	6.9%			15.5%	12.5%
Corporate and Other
Net sales	$2.7	$0.4	NM		$6.1	$1.0	NM
Gross profit	$1.8	$(1.3)	NM		$3.5	$(2.7)	NM
Operating loss	$(4.8)	$(7.3)	34.9%		$(9.4)	$(14.1)	33.3%
Consolidated
Net sales	$302.6	$284.7	6.3%		$575.3	$557.1	3.3%
Gross profit	$179.3	$166.0	8.0%		$343.4	$325.4	5.6%
Gross margin	59.2%	58.3%			59.7%	58.4%
SG&A	$146.3	$132.9	10.1%		$286.1	$266.1	7.5%
SG&A as % of net sales	48.4%	46.7%			49.7%	47.8%
Operating income	$36.5	$36.4	0.3%		$64.9	$66.4	(2.2	) %
Operating margin	12.1%	12.8%			11.3%	11.9%
Earnings before income taxes	$35.9	$35.7	0.7%		$63.5	$64.7	(1.8	) %
Net earnings	$27.2	$22.7	19.8%		$47.8	$39.9	19.7%
Net earnings per diluted share	$1.61	$1.36	18.4%		$2.84	$2.39	18.8%
Weighted average shares outstanding - diluted	16.8	16.7	0.8%		16.8	16.7	0.6%
ADJUSTMENTS
LIFO adjustments included in Corporate and Other(1)	$(0.1)	$1.6			$0.2	$3.3
Inventory step-up charges for TBBC included in Corporate and Other(2)	$—	$—			$0.2	$—
Amortization of Tommy Bahama Canadian intangible assets(3)	$0.4	$0.4			$0.8	$0.7
Amortization of Lilly Pulitzer Signature Store intangible assets (4)	$0.1	$—			$0.2	$—
Amortization of Southern Tide intangible assets(5)	$0.1	$0.1			$0.1	$0.1
Tommy Bahama Japan restructuring charges(6)	$3.7	$—			$3.7	$—
Impact of income taxes(7)	$(0.5)	$(0.6)			$(0.6)	$(1.3)
Adjustment to net earnings(8)	$3.6	$1.4			$4.5	$2.8

	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	% Change		First Half Fiscal 2018	First Half Fiscal 2017	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$192.7	$187.6	2.7%		$359.9	$360.1	(0.1	) %
Gross profit	$116.4	$110.0	5.8%		$220.7	$215.1	2.6%
Gross margin	60.4%	58.6%			61.3%	59.8%
Operating income	$24.7	$22.3	10.7%		$39.4	$38.7	1.7%
Operating margin	12.8%	11.9%			10.9%	10.7%
Lilly Pulitzer
Net sales	$71.6	$69.5	3.1%		$140.3	$132.8	5.6%
Gross profit	$49.1	$46.6	5.3%		$94.6	$88.8	6.6%
Gross margin	68.5%	67.1%			67.4%	66.8%
Operating income	$18.5	$21.0	(11.8	) %	$34.4	$38.7	(10.9	) %
Operating margin	25.8%	30.2%			24.6%	29.1%
Lanier Apparel
Net sales	$23.9	$17.8	33.7%		$43.8	$41.2	6.2%
Gross profit	$6.3	$6.2	3.2%		$12.3	$13.2	(6.5	) %
Gross margin	26.6%	34.5%			28.1%	31.9%
Operating income	$0.8	$0.2	323.1%		$1.2	$1.1	12.7%
Operating margin	3.5%	1.1%			2.7%	2.6%
Southern Tide
Net sales	$11.8	$9.4	25.4%		$25.2	$22.0	14.6%
Gross profit	$6.1	$4.5	36.4%		$12.8	$11.0	17.0%
Gross margin	51.8%	47.6%			50.8%	49.8%
Operating income	$1.5	0.7	108.1%		$4.1	2.9	40.0%
Operating margin	12.7%	7.6%			16.0%	13.1%
Corporate and Other
Net sales	$2.7	$0.4	NM		$6.1	$1.0	NM
Gross profit	$1.7	$0.3	NM		$3.8	$0.6	NM
Operating loss	$(4.9)	$(5.8)	15.2%		$(9.1)	$(10.8)	16.1%
Consolidated
Net sales	$302.6	$284.7	6.3%		$575.3	$557.1	3.3%
Gross profit	$179.6	$167.5	7.2%		$344.2	$328.7	4.7%
Gross margin	59.4%	58.8%			59.8%	59.0%
SG&A	$142.6	$132.5	7.6%		$281.8	$265.2	6.2%
SG&A as % of net sales	47.1%	46.5%			49.0%	47.6%
Operating income	$40.6	$38.4	5.7%		$70.0	$70.5	(0.8	) %
Operating margin	13.4%	13.5%			12.2%	12.7%
Earnings before income taxes	$40.0	$37.7	6.2%		$68.6	$68.8	(0.4	) %
Net earnings	$30.8	$24.1	28.0%		$52.2	$42.7	22.2%
Net earnings per diluted share	$1.83	$1.44	27.1%		$3.11	$2.56	21.5%

	Second Quarter Fiscal 2018	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	First Half of Fiscal 2018	First Half of Fiscal 2017
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$1.61	$1.72 - $1.82	$1.36	$2.84	$2.39
LIFO adjustments(10)	(0.01)	—	0.06	0.01	0.12
Inventory step-up charges(11)	—	—	—	0.01	—
Amortization of recently acquired intangible assets(12)	0.03	0.03	0.02	0.06	0.05
Tommy Bahama Japan restructuring charges(13)	0.19	—	—	0.19	—
As adjusted(8)	$1.83	$1.75 - $1.85	$1.44	$3.11	$2.56

	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
	Guidance(14)	Actual	Guidance(14)	Actual
Net earnings per diluted share:
GAAP basis	$0.07 - $0.17	$0.06	$4.13 - 4.33	$3.87
LIFO adjustments(10)	—	0.02	0.01	0.29
Inventory step-up charges(15)	—	0.04	0.01	0.04
Amortization of recently acquired intangible assets(12)	0.03	0.03	0.11	0.11
Tommy Bahama Japan restructuring charges(13)	—	—	0.19	—
Transaction expenses and integration costs for recent acquisitions(16)	—	0.02	—	0.03
Impact of U.S. Tax Reform(17)	—	—	—	(0.69)
As adjusted(8)	$0.10 - $0.20	$0.17	$4.45 - $4.65	$3.66

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charges for TBBC included in Corporate and Other represents the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to The Beaufort Bonnet Company business, which we refer to as TBBC. These charges are included in cost of goods sold in Corporate and Other.
(3) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(4) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores in Fiscal 2017. These charges are included in SG&A in Lilly Pulitzer.
(5) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(6) Tommy Bahama Japan restructuring charges represents the impact of the forthcoming closure of the Tommy Bahama Ginza flagship retail-restaurant location and related restructure and downsizing of the Tommy Bahama retail business in Japan, consisting of lease termination fees, premises reinstatement, severance, inventory markdowns and non-cash asset impairment charges. These charges are included in Tommy Bahama, with all charges included in SG&A, except for $0.5 million of inventory markdowns which are included in cost of goods sold.
(7) Impact of income taxes for above adjustments represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(8) Amounts in columns may not add due to rounding.
(9) Guidance as issued on June 12, 2018.
(10) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(11) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to the acquisition of TBBC.
(12) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(13) Tommy Bahama Japan restructuring charges represents the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(14) Guidance as issued on September 12, 2018.
(15) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to Lilly Pulitzer's acquisition of certain Signature Stores and the acquisition of TBBC, as applicable.
(16) Transaction expenses and integration costs for recent acquisitions represents the impact, net of income taxes, on net earnings per diluted share relating to transaction expenses and integration costs incurred principally with the Fiscal 2017 Lilly Pulitzer Signature Store acquisitions, which includes costs associated with consulting and transition fees and other amounts paid to third parties.
(17) Impact of U.S. Tax Reform represents the estimated tax impact in Fiscal 2017 of the Tax Cuts and Jobs Act as enacted on December 22, 2017 ("U.S. Tax Reform"). The amount included primarily represents our provisional estimate for the impact of the revaluation of deferred tax assets and deferred tax liabilities as a result of the federal tax rate decreasing from 35% to 21%. The calculations related to the impact of U.S. Tax Reform are provisional amounts and are expected to be finalized in Fiscal 2018.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 had 53 weeks, each fiscal week in Fiscal 2018 starts and ends one calendar week later than in Fiscal 2017. To provide a more accurate assessment of the Company’s Fiscal 2018 comparable store productivity, the Company presents Fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year. Thus comparable store sales for the First Quarter of Fiscal 2018 compare sales in the 13-week period ended May 5, 2018 to the 13-week period ended May 6, 2017 and comparable store sales for the Second Quarter of Fiscal 2018 compare sales in the 13-week period ended August 4, 2018 to the 13-week period ended August 5, 2017. Additionally, comparable store sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively. Prior period comparable store sales changes are as previously disclosed.

	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2018	(1)%	8%	—%	—%	—%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2018	7%	6%	—%	—%	—%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2018
Full-price	110	111	111	—	—
Retail-restaurant	18	18	18	—	—
Outlet	38	38	38	—	—
Total	166	167	167	—	—
Fiscal 2017
Full-price	111	112	111	111	110
Retail-restaurant	17	17	17	18	18
Outlet	40	40	39	38	38
Total	168	169	167	167	166

Lilly Pulitzer
Fiscal 2018
Full-price	57	59	60	—	—
Fiscal 2017
Full-price	40	41	50	57	57